CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectuses dated February 1, 2025, and included in Post-Effective Amendment No. 51 to the Registration Statement (Form N-1A, File No. 333-71813) of Pioneer Series Trust XIV (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated November 28, 2023 with respect to the financial statements and financial highlights of Pioneer Global Sustainable Growth Fund, Pioneer Global Sustainable Value Fund, Pioneer Intrinsic Value Fund and Pioneer Strategic Income Fund (four of the funds constituting Pioneer Series Trust XIV) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended September 30, 2023 into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 28, 2025